UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

LeCROY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26634	13-2507777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Chestnut Ridge Road Chestnut Ridge, New York	10977
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 845-425-2000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Background.

On October 2, 2006, LeCroy Corporation (“LeCroy” or the “Company”) acquired 100% of the outstanding common stock of Catalyst Enterprises, Inc., a California corporation (“Catalyst”). The acquisition was effected by the merger of 2006 Franklin Congress Corporation, a California corporation and a wholly-owned subsidiary of LeCroy (“Sub”), with and into Catalyst, with Catalyst continuing as the surviving corporation and a wholly-owned subsidiary of LeCroy (the “Merger”). At the effective time of the Merger, each share of Catalyst common stock, par value $0.01 per share, issued and outstanding immediately prior to such time was cancelled and converted into the right to receive $3.2611341 without interest. Ten percent of the merger proceeds were placed into escrow for the twelve-month period following the closing of the Merger.

Assumption of and Amendments to Catalyst Enterprises, Inc. 2005 Stock Option Plan.

In connection with the Merger, LeCroy assumed Catalyst’s 2005 Stock Option Plan (the “Catalyst Plan”). On December 21, 2006, the Board of Directors of LeCroy approved technical amendments to the Catalyst Plan in connection with its assumption by LeCroy pursuant to the Merger, including without limitation, amendments reflecting that any stock option granted thereunder will be exercisable for LeCroy common stock and reducing the maximum number of shares of LeCroy common stock that may be issued over the duration of the Catalyst Plan. The description contained in this Item 1.01 of the terms and conditions of the Catalyst Plan and the amendments thereto is qualified in its entirety by reference to the full text of the Catalyst Plan and the amendments thereto, copies of which are attached to this Report as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

10.1	Catalyst Enterprises, Inc. 2005 Stock Option Plan.

10.2	Amendments to Catalyst Enterprises, Inc. 2005 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeCROY CORPORATION

Dated: December 22, 2006	By: /s/ Sean B. O’Connor
Sean B. O’Connor
Vice President, Finance, Chief Financial Officer,
Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Catalyst Enterprises, Inc. 2005 Stock Option Plan.

10.2	Amendments to Catalyst Enterprises, Inc. 2005 Stock Option Plan.